Exhibit 13.2

Consolidated Income

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars)	2006	2005	2006	2005
Revenues	1,850	1,494	5,429	4,353

Operating Expenses
Cost of sales	382	319	1,224	834
Other costs and expenses	593	438	1,696	1,279
Depreciation	264	247	787	752
	1,239	1,004	3,707	2,865

Other Expenses/(Income)
Financial charges	204	210	614	626
Financial charges of joint ventures	22	16	67	49
Equity income	(4)	(120)	(28)	(196)
Interest income and other	(42)	(22)	(106)	(50)
Gain on sale of Northern Border Partners, L.P. interest	10	—	(13)	—
Gains related to the Power LP	—	(245)	—	(245)
Gain on sale of PipeLines LP units	—	—	—	(82)
	190	(161)	534	102

Income from Continuing Operations before Income Taxes and Non-Controlling Interests	421	651	1,188	1,386
Income Taxes
Current	30	189	277	429
Future	75	12	71	38
	105	201	348	467

Non-Controlling Interests
Non-controlling interest in PipeLines LP	11	15	32	36
Other	6	1	10	7
	17	16	42	43

Net Income from Continuing Operations	299	434	798	876
Net Income from Discontinued Operations	—	—	28	—
Net Income	299	434	826	876

Preferred Share Dividends	6	6	17	17
Net Income Applicable to Common Shares	293	428	809	859

Net Income Applicable to Common Shares
Continuing operations	293	428	781	859
Discontinued operations	—	—	28	—
	293	428	809	859

See accompanying notes to the consolidated financial statements.

Consolidated Cash Flows

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars)	2006	2005	2006	2005

Cash Generated From Operations
Net income	299	434	826	876
Depreciation	264	247	787	752
Gain on sale of Northern Border Partners, L.P. interest, net of current income tax	—	—	(11)	—
Gains related to Power LP, net of current income tax	—	(166)	—	(166)
Gain on sale of PipeLines LP units, net of current income tax	—	—	—	(31)
Equity income in excess of distributions received	(1)	(53)	(8)	(70)
Future income taxes	75	12	71	38
Non-controlling interests	17	16	42	43
Funding of employee future benefits (in excess of) lower than expense	(2)	12	(17)	(5)
Other	9	2	26	(16)
Funds generated from operations	661	504	1,716	1,421
(Increase)/decrease in operating working capital	(43)	90	(136)	(173)
Net cash provided by operations	618	594	1,580	1,248

Investing Activities
Capital expenditures	(372)	(166)	(1,002)	(409)
Acquisitions, net of cash acquired	—	—	(358)	(632)
Disposition of assets, net of current income tax	—	444	23	546
Deferred amounts and other	(47)	36	(62)	88
Net cash (used in)/provided by investing activities	(419)	314	(1,399)	(407)

Financing Activities
Dividends on common shares	(162)	(154)	(478)	(454)
Advances from parent	3	—	14	(75)
Distributions paid to non-controlling interests	(10)	(14)	(30)	(41)
Notes payable issued/(repaid), net	4	(696)	(449)	(163)
Long-term debt issued	—	—	1,250	799
Reduction of long-term debt	(4)	(9)	(352)	(962)
Long-term debt of joint ventures issued	14	4	38	9
Reduction of long-term debt of joint ventures	(27)	(7)	(48)	(23)
Common shares issued	—	—	—	80
Net cash used in financing activities	(182)	(876)	(55)	(830)

Effect of Foreign Exchange Rate Changes on Cash and Short-Term Investments	1	(12)	(8)	10
Increase in Cash and Short-Term Investments	18	20	118	21

Cash and Short-Term Investments
Beginning of period	312	191	212	190
Cash and Short-Term Investments
End of period	330	211	330	211

Supplementary Cash Flow Information
Income taxes paid	86	102	454	408
Interest paid	195	221	629	676

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet

	September 30, 2006	December 31,
(millions of dollars)	(unaudited)	2005
ASSETS
Current Assets
Cash and short-term investments	330	212
Accounts receivable	762	796
Inventories	277	281
Other	265	277
	1,634	1,566
Long-Term Investments	77	400
Plant, Property and Equipment	20,846	20,038
Other Assets	2,218	2,109
	24,775	24,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	513	962
Accounts payable	1,330	1,536
Accrued interest	265	222
Current portion of long-term debt	415	393
Current portion of long-term debt of joint ventures	124	41
	2,647	3,154
Deferred Amounts	1,109	1,196
Future Income Taxes	773	703
Long-Term Debt	10,306	9,640
Long-Term Debt of Joint Ventures	1,157	937
Preferred Securities	513	536
	16,505	16,166
Non-Controlling Interests
Non-controlling interest in PipeLines LP	298	318
Other	83	76
	381	394
Shareholders’ Equity
Preferred shares	389	389
Common shares	4,712	4,712
Contributed surplus	276	275
Retained earnings	2,607	2,267
Foreign exchange adjustment	(95)	(90)
	7,889	7,553
	24,775	24,113

See accompanying notes to the consolidated financial statements.

Consolidated Retained Earnings

(unaudited)	Nine months ended September 30
(millions of dollars)	2006	2005
Balance at beginning of period	2,267	1,653
Net income	826	876
Preferred share dividends	(17)	(17)
Common share dividends	(469)	(445)
	2,607	2,067

See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

1.     Significant Accounting Policies

The consolidated financial statements of TransCanada PipeLines Limited (TCPL or the company) have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). The accounting policies applied are consistent with those outlined in TCPL’s audited consolidated financial statements for the year ended December 31, 2005. These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2005 audited consolidated financial statements included in TCPL’s 2005 Report.  Amounts are stated in Canadian dollars unless otherwise indicated. Certain comparative figures have been reclassified to conform with the current period’s presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company’s significant accounting policies.

2.     Segmented Information

Effective June 1, 2006, TCPL revised the composition and names of its reportable business segments to Pipelines and Energy.  Pipelines is principally comprised of the company’s pipelines in Canada, the United States and Mexico.  Energy includes the company’s power operations, natural gas storage and liquefied natural gas (LNG) businesses in Canada and the U.S.  The financial reporting of these segments was aligned to reflect the internal organizational structure of the company.  The segmented information has been retroactively restated to reflect the changes in reportable segments.    These changes had no impact on consolidated net income.

The impacts on segment net income of each of Pipelines and Energy in each quarter of 2005 and first quarter 2006 are as follows.

	2005					2006
(unaudited - millions of dollars)	First	Second	Third	Fourth	Total	First

Pipelines
Net Income - previously reported as Gas	211	165	148	160	684	168
Transmission
Reclassifications:
Natural gas storage	(4)	(1)	(2)	(9)	(16)	(13)
Costs related to LNG	2	2	3	4	11	2
Net Income - revised	209	166	149	155	679	157

Energy
Net Income – previously reported as Power	30	42	292	197	561	89
Reclassifications:
Natural gas storage	4	1	2	9	16	13
Costs related to LNG	(2)	(2)	(3)	(4)	(11)	(2)
Net Income - revised	32	41	291	202	566	100

Three months ended September 30 (unaudited - millions of dollars)	Pipelines		Energy		Corporate		Total
	2006	2005	2006	2005	2006	2005	2006	2005
Revenues	1,010	993	840	501	—	—	1,850	1,494
Cost of sales	—	—	(382)	(319)	—	—	(382)	(319)
Other costs and expenses	(351)	(310)	(240)	(127)	(2)	(1)	(593)	(438)
Depreciation	(231)	(235)	(33)	(12)	—	—	(264)	(247)
	428	448	185	43	(2)	(1)	611	490
Financial charges, preferred dividends and non-controlling interests	(197)	(198)	—	—	(30)	(34)	(227)	(232)
Financial charges of joint ventures	(17)	(16)	(5)	—	—	—	(22)	(16)
Equity income	4	21	—	99	—	—	4	120
Interest income and other	25	8	2	2	5	12	32	22
Gains related to Power LP	—	—	—	245	—	—	—	245
Income taxes	(113)	(114)	(59)	(98)	67	11	(105)	(201)
Continuing Operations	130	149	123	291	40	(12)	293	428
Discontinued Operations							—	—
Net Income Applicable to Common Shares							293	428

Nine months ended September 30 (unaudited - millions of dollars)	Pipelines		Energy		Corporate		Total
	2006	2005	2006	2005	2006	2005	2006	2005
Revenues	2,956	2,981	2,473	1,372	—	—	5,429	4,353
Cost of sales	—	—	(1,224)	(834)	—	—	(1,224)	(834)
Other costs and expenses	(994)	(899)	(695)	(376)	(7)	(4)	(1,696)	(1,279)
Depreciation	(692)	(700)	(95)	(52)	—	—	(787)	(752)
	1,270	1,382	459	110	(7)	(4)	1,722	1,488
Financial charges, preferred dividends and non-controlling interests	(573)	(588)	—	(2)	(100)	(96)	(673)	(686)
Financial charges of joint ventures	(50)	(44)	(17)	(5)	—	—	(67)	(49)
Equity income	28	54	—	142	—	—	28	196
Interest income and other	59	21	5	5	32	24	96	50
Gain on sale of Northern Border Partners, L.P. interest	23	—	—	—	—	—	23	—
Gain on sale of PipeLines LP units	—	82	—	—	—	—	—	82
Gains related to Power LP	—	—	—	245	—	—	—	245
Income taxes	(323)	(383)	(127)	(131)	102	47	(348)	(467)
Continuing Operations	434	524	320	364	27	(29)	781	859
Discontinued Operations							28	—
Net Income Applicable to Common Shares							809	859

Total Assets

	September 30, 2006	December 31,
(millions of dollars)	(unaudited)	2005
Pipelines	17,966	17,872
Energy	5,715	5,303
Corporate	1,094	938
	24,775	24,113

3.     Risk Management and Financial Instruments

The following represents the material changes to the company’s financial instruments since December 31, 2005.

Energy Price Risk Management

The company executes power, natural gas and heat rate derivatives for overall management of its asset portfolio.  Heat rate contracts are contracts for the sale or purchase of power that are priced based on a natural gas index.  The fair value and notional volumes of contracts for differences and the swap, option and heat rate contracts are shown in the tables below.

Power

		September 30, 2006
Asset/(Liability) (millions of dollars)		(unaudited)	December 31, 2005
	Accounting	Fair	Fair
	Treatment	Value	Value
Power - swaps and contracts for differences
(maturing 2006 to 2011)	Hedge	(89)	(130)
(maturing 2006 to 2010)	Non-hedge	(6)	13
Gas - swaps and futures
(maturing 2006 to 2016)	Hedge	(58)	17
(maturing 2006 to 2008)	Non-hedge	26	(11)

Notional Volumes September 30, 2006 (unaudited)		Power (GWh)		Gas (Bcf)
	Accounting Treatment	Purchases	Sales	Purchases	Sales
Power - swaps and contracts for differences
(maturing 2006 to 2011)	Hedge	4,946	11,189	—	—
(maturing 2006 to 2010)	Non-hedge	1,465	917	—	—
Gas - swaps and futures
(maturing 2006 to 2016)	Hedge	—	—	81	60
(maturing 2006 to 2008)	Non-hedge	—	—	15	20
Heat rate contracts
(maturing 2006)	Non-hedge	—	12	—	—

Notional Volumes December 31, 2005		Power (GWh)		Gas (Bcf)
	Accounting Treatment	Purchases	Sales	Purchases	Sales

Power - swaps and contracts for differences	Hedge	2,566	7,780	—	—
	Non-hedge	1,332	456	—	—
Gas - swaps and futures	Hedge	—	—	91	69
	Non-hedge	—	—	15	18

Certain of the company’s joint ventures use power derivatives to manage energy price risk exposures.  The company’s proportionate share of the fair value of these outstanding power sales derivatives at September 30, 2006 was $55 million (December 31, 2005 - $(38) million) and relates to contracts which cover the period 2006 to 2010.  The company’s proportionate share of the notional sales volumes associated with this exposure at September 30, 2006 was 4,500 GWh (December 31, 2005 - 2,058 GWh).

4.              Long-Term Debt

In January 2006, the company issued $300 million of 4.3 per cent medium-term notes due 2011; in March 2006, the company issued US$500 million of 5.85 per cent senior unsecured notes due 2036; and in October 2006, the company issued $400 million of 4.65 per cent medium-term notes due October 2016.

In April 2006, TC PipeLines, LP (PipeLines LP) borrowed US$307 million under its unsecured credit facility to finance the cash portion of the purchase price of its acquisition of an additional 20 per cent interest in Northern Border Pipeline Company (Northern Border).  The credit facility has a term of two years and all amounts outstanding will be due and payable on March 31, 2008.  Borrowings under the credit facility will bear interest based, at PipeLines LP’s election, on the London interbank offered rate or the base rate plus, in either case, an applicable margin.

5.               Discontinued Operations

TCPL’s net income for the nine months ended September 30, 2006 includes $28 million of net income from discontinued operations, reflecting settlements received in first quarter 2006 from bankruptcy claims related to TCPL’s Gas Marketing business divested in 2001.

6.               Acquisitions and Dispositions

In April 2006, PipeLines LP closed its acquisition of an additional 20 per cent general partnership interest in Northern Border for US$307 million bringing its total general partnership interest to 50 per cent.  As part of the transaction, PipeLines LP indirectly assumed approximately US$120 million of debt of Northern Border.  Of the total purchase price, US$114 million was allocated to goodwill and the remainder was allocated primarily to plant, property and equipment.  Northern Border became a jointly controlled entity and TCPL commenced proportionately consolidating its investment in Northern Border on a prospective basis as of April 2006.  As part of the transaction, and effective early second quarter 2007, a subsidiary of TCPL will become the operator of Northern Border which is currently operated by a subsidiary of ONEOK Inc. (ONEOK).

Concurrent with this transaction, TCPL closed the sale of its 17.5 per cent general partner interest in Northern Border Partners, L.P. to a subsidiary of ONEOK, for net proceeds of approximately US$30 million, resulting in an after-tax gain of $13 million.  The net gain was recorded in the Pipelines segment and the company recorded a $10 million income tax charge, including $12 million of current income tax expense, on this transaction.

7.               Income Taxes

In second quarter 2006, TCPL recorded a $37 million future income tax benefit ($23 million in Energy and $14 million in Corporate) as a result of reductions in Canadian federal and provincial corporate income tax rates enacted in second quarter 2006.  In third quarter 2006, TCPL recorded a net income tax benefit of approximately $75 million on the resolution of certain income tax matters with taxation authorities and changes in estimates during the quarter.

8.               Employee Future Benefits

The net benefit plan expense for the company’s defined benefit pension plans and other post-employment benefit plans for the three months and nine months ended September 30, respectively, is as follows.

Three months ended September 30	Pension Benefit Plans		Other Benefit Plans
(unaudited - millions of dollars)	2006	2005	2006	2005
Current service cost	10	7	1	—
Interest cost	16	16	2	1
Expected return on plan assets	(18)	(16)	(1)	—
Amortization of transitional obligation related to regulated business	—	—	1	1
Amortization of net actuarial loss	6	5	1	—
Amortization of past service costs	1	1	—	—
Net benefit cost recognized	15	13	4	2

Nine months ended September 30	Pension Benefit Plans		Other Benefit Plans
(unaudited - millions of dollars)	2006	2005	2006	2005
Current service cost	28	22	2	1
Interest cost	49	48	6	4
Expected return on plan assets	(53)	(48)	(2)	—
Amortization of transitional obligation related to regulated business	—	—	2	2
Amortization of net actuarial loss	20	13	2	1
Amortization of past service costs	3	2	1	—
Net benefit cost recognized	47	37	11	8

TCPL welcomes questions from shareholders and potential investors. Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S. Mainland) or direct dial David Moneta/Myles Dougan at (403) 920-7911. The investor fax line is (403) 920-2457. Media Relations: Jennifer Varey at (403) 920-7859

Visit TCPL’s Internet site at: http://www.transcanada.com